Exhibit 23.2
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXXXX) pertaining to the AmerisourceBergen Corporation Management Incentive Plan, as amended and restated effective as of February 19, 2009, of our reports, dated November 25, 2008, with respect to the consolidated financial statements and schedule of AmerisourceBergen Corporation and subsidiaries and the effectiveness of internal control over financial reporting of AmerisourceBergen Corporation and subsidiaries, included in AmerisourceBergen Corporation’s Annual Report (Form 10-K) for the year ended September 30, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
June 11, 2009